Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2013 UNAUDITED FINANCIAL RESULTS

Total Revenues were US$308 Million, Up 36% Year-over-Year and 3% Quarter-over-Quarter, Exceeding the High End of Group Guidance by US$9 Million;

GAAP Fully Diluted EPS of US60 Cents; Non-GAAP Fully Diluted EPS of US62 Cents, Exceeding the High End of Group Guidance by US7 Cents

BEIJING, CHINA, April 29, 2013 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the first quarter ended March 31, 2013.

First Quarter Highlights

•	Total revenues were US$308 million, up 36% year-over-year and 3% quarter-over-quarter.

•	Brand advertising revenues were US$80 million, up 32% year-over-year and down 2% quarter-over-quarter.

•	Sogou[1] revenues were US$39 million, up 73% year-over-year and down 4% quarter-over-quarter.

•	Online game revenues were US$167 million, up 33% year-over-year and 6% quarter-over-quarter.

•

GAAP net income attributable to Sohu.com Inc. was US$23 million, or US$0.60 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. was US$24 million, or US$0.62 per fully diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “I am pleased to report our Group’s three key properties, namely online media, including portal and online video, Sogou and Changyou are all making strong starts into 2013. For the first quarter, the Group revenues were up 36% year-on-year, exceeding our expectations. By business unit, online video, delivered double digit sequential revenue growth in a typical slowest quarter of the year. Sogou business was solid as its core products continued to gain user traction. Changyou set new records for both top-line and bottom-line, driven by decent performance of its MMO and web games.”

Dr. Zhang added, “According to iResearch, the Sohu Group now has approximately 450 million users on a monthly basis, and this puts us as a solid No. 3 in China’s internet industry. Traffic growth for our PC internet services is stable while our mobile products are gaining strong traction as the total user base of two of our popular mobile APPs surpassed 100 million mark.”

Ms. Belinda Wang, Co-President and COO added, “ Recognizing Internet sector’s profound shift from PC to mobile, Sohu Group has made mobile one of the most important parts of our strategy. And thanks to our early investments, the Group now owns a number of leading mobile applications across our business lines, including Sohu News Mobile App and Sohu Video App for our online media businesses, as well as Sogou Pinyin and Sogou Voice Assistant for Sogou. Our range of products are becoming indispensable for tens of millions of China’s mobile Internet users .”

[1]

Sogou operates search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. Search and others business include search and Sogou Web Directory. In statements of operations, revenues from search and Sogou Web Directory are recorded as “search and others” revenue, and revenues from IVAS are recorded as “others” revenue.

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2013 were US$308 million, up 36% year-over-year and 3% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the first quarter of 2013, were US$116 million, up 41% year-over-year and down 4% quarter-over-quarter.

Brand advertising revenues for the first quarter of 2013 totaled US$80 million, up 32% year-over-year and down 2% quarter-over-quarter. The year-over-year increases was mainly due to increased revenues from real estate and fast-moving consumer goods sectors.

Search and others revenues for the first quarter of 2013 were US$36 million, up 67% year-over-year and down 7% quarter-over-quarter. The year-over-year increase was mainly contributed by pay-for-click services, as well as online marketing services on the Sogou Web Directory, both as a result of increased traffic and improved monetization of traffic.

Online game revenues for the first quarter of 2013 were US$167 million, up 33% year-over-year and 6% quarter-over-quarter.

Wireless revenues for the first quarter of 2013 were US$14 million, up 3% year-over-year and 9% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 66% for the first quarter of 2013, compared with 69% in the fourth quarter of 2012 and 65% in the first quarter of 2012.

Online advertising gross margin for the first quarter of 2013 was 44%, compared with 52% in the fourth quarter of 2012 and 39% in the first quarter of 2012. Non-GAAP online advertising gross margin for the first quarter of 2013 was 44%, compared with 53% in the fourth quarter of 2012 and 40% in the first quarter of 2012.

Brand advertising gross margin for the first quarter of 2013 was 44%, compared with 56% in the fourth quarter of 2012 and 39% in the first quarter of 2012. Non-GAAP brand advertising gross margin for the first quarter of 2013 was 44%, compared with 56% in the fourth quarter of 2012 and 40% in the first quarter of 2012. The year-over-year increase in gross margin was primarily due to an increase in revenues, partially offset by higher costs. The quarter-over-quarter decrease in gross margin was primarily due to increases in content and compensation costs.

Both GAAP and non-GAAP gross margin for search and others business in the first quarter of 2013 were 42%, compared with 44% in the fourth quarter of 2012 and 39% in the first quarter of 2012.

Both GAAP and non-GAAP gross margin for online games in the first quarter of 2013 were 86%, compared with 86% in the fourth quarter of 2012 and 87% in the first quarter of 2012.

Both GAAP and non-GAAP gross margin for the wireless business for the first quarter of 2013 were 33%, compared with 34% in the fourth quarter of 2012 and 34% in the first quarter of 2012.

Operating Expenses

For the first quarter of 2013, operating expenses totaled $133 million, up 40% year-over-year and down 6% quarter-over-quarter. Non-GAAP operating expenses were $132 million, up 43% year-over-year and down 4% quarter-over-quarter. The year-over-year increase was primarily due to an increase in the number of employees, average compensation and higher expenses associated with marketing and promotion activities.

Operating Profit

Operating profit for the first quarter of 2013 was US$71 million, up 36% year-over-year and up 10% quarter-over-quarter. Operating margin was 23% for the first quarter of 2013, compared with 22% in the previous quarter and 23% in the first quarter of 2012.

Non-GAAP operating profit for the first quarter of 2013 was US$72 million, up 31% year-over-year and 6% quarter-over-quarter. Non-GAAP operating margin was 23% for the first quarter of 2013, compared with 23% in the previous quarter and 24% in the first quarter of 2012.

Income Tax Expense

For the first quarter of 2013, both GAAP and non-GAAP income tax expenses were US$20 million.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the first quarter of 2013 was US$58 million, up 42% year-over-year and 14% quarter-over-quarter. Non-GAAP net income for the first quarter of 2013 was US$59 million, up 32% year-over-year and 4% quarter-over-quarter.

GAAP net income attributable to Sohu.com Inc. for the first quarter of 2013 was US$23 million, or US$0.60 per fully diluted share, up 14% year-over-year and flat quarter-over-quarter. Non-GAAP net income attributable to Sohu.com Inc. for the first quarter of 2013 was US$24 million, or US$0.62 per fully diluted share, up 1% year-over-year and down 15% quarter-over-quarter.

Cash Balance

As of Mach 31, 2013, Sohu Group had cash and cash equivalents of US$798 million, compared with US$834 million as of December 31, 2012.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “While many of our key initiatives are at investment phase, all of our key properties are progressing well on both PC and mobile fronts. Management is confident that our investment will create long-term returns for shareholders.”

Supplementary Information for Online Game Results

First Quarter 2013 Operational Results

•	Aggregate registered accounts for Changyou’s games[2], excluding 7Road’s games, increased 45% year-over-year and 10% quarter-over-quarter to 272.7 million.

•	Aggregate peak concurrent users (“PCU”) for Changyou’s games, excluding 7Road’s games, increased 4% year-over-year and increased 2% quarter-over-quarter to 1.12 million.

•

Aggregate active paying accounts (“APA”) for Changyou’s games, excluding 7Road’s games, decreased 34% year-over-year and 7% quarter-over-quarter to 2.04 million. The year-over-year and quarter-over-quarter decreases reflected a decline in the number of low-spending active paying accounts that did not make a purchase in the first quarter of 2013 as Changyou continued the strategy of the previous quarters of giving away virtual items and limiting the variety of in-game promotions carried out in TLBB.

•

Average revenue per active paying account (“ARPU”) for Changyou’s games, excluding 7Road’s games, increased 77% year-over-year and 13% quarter-over-quarter to RMB399. The year-over-year and quarter-over-quarter increases were mainly due to the decline in TLBB’s low-spending active paying accounts and TLBB’s advanced-level players increasing their spending in the first quarter of 2013.

Business Outlook

For the second quarter of 2013, Sohu estimates:

•	Total revenues to be between US$333 million and US$342 million.

[2]

Excludes 7Road’s games and comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Duke of Mount Deer (“DMD”), Blade Online, Blade Hero 2, Tao Yuan, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith, and Legend of Ancient World.

•	Brand advertising revenues to be between $98 million and $100 million; this implies a sequential increase of 22% to 25% and an annual increase of 41% to 44%.

•	Sogou revenues to be between $48 million and $50 million; this implies a sequential increase of 22% to 27% and an annual growth of 58% to 65%.

•	Online game revenues to be between US$165 million and US$170 million.

•	Before deducting the share of non-GAAP net income pertaining to the Non-Controlling interest, non-GAAP net income to be between US$53 million and US$56 million.

•	Non-GAAP net income attributable to Sohu.com Inc. to be between US$19 million and US$21 million, and non-GAAP fully diluted earnings per share to be between US$0.50 and US$0.55.

•

Assuming no new grants of share-based awards, we estimate that compensation expenses relating to share-based awards to be around US$2 million to US$3 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the second quarter of 2013 under US GAAP by 5 to 7 US cents.

Non-GAAP Disclosure

Beginning in the fourth quarter of 2011, Sohu revised its non-GAAP reporting methodology to exclude income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, in addition to its historical practice of excluding share-based awards from non-GAAP results.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com.Inc. and net income attributable to Sohu.com.Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and goodwill impairment and impairment of intangibles via acquisitions of businesses and the related tax impacts. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact does not involve subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and 7Road does not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

In the first quarter of 2013, Changyou estimated, based on 7Road’s forecasted performance for 2013, that 7Road will likely exceed its originally estimated performance for 2013, which is the basis used to determine the exercise price of the put option. As a result, the Company has increased the estimated redemption value of the mezzanine classified non-controlling interests in 7Road. The increase in the redemption value was recognized prospectively over the period from the date of the change in estimate to the earliest exercise date of the put right as an increase in net income attributable to mezzanine classified non-controlling interests.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, April 29, 2013 (8:30 p.m. Beijing/Hong Kong time, April 29, 2013) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9382
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 10:30 a.m. Eastern Time on April 29 through 11:59 p.m. Eastern Time on May 6, 2013. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	34932896

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeen year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Revenues:
Online advertising
Brand advertising	$80,237	$82,051	$60,968
Search and others	36,052	38,705	21,637

Subtotal	116,289	120,756	82,605

Online games	167,421	158,159	125,968
Wireless	13,773	12,632	13,351
Others	10,113	7,945	4,680

Total revenues	307,596	299,492	226,604

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $87, $155 and $194, respectively)	44,878	35,864	36,892
Search and others (includes stock-based compensation expense of $2, $23 and $5, respectively)	20,792	21,572	13,128

Subtotal	65,670	57,436	50,020

Online games (includes stock-based compensation expense of $-19, $44 and $71, respectively)	22,650	21,875	15,831
Wireless (includes stock-based compensation expense of $0, $0, and $0, respectively)	9,271	8,358	8,853
Others (includes stock-based compensation expense of $0, $0 and $0, respectively)	5,938	5,874	4,818

Total cost of revenues	103,529	93,543	79,522

Gross profit	204,067	205,949	147,082

Operating expenses:
Product development (includes stock-based compensation expense of $350, $1,191 and $1,172, respectively)	51,819	52,432	38,593
Sales and marketing (includes stock-based compensation expense of $172, $536 and $534, respectively)	58,723	68,833	38,654
General and administrative (includes stock-based compensation expense of $494, $1,815 and $954, respectively)	22,589	20,275	17,794

Total operating expenses	133,131	141,540	95,041

Operating profit	70,936	64,409	52,041

Other income/(expense)	2,531	2,102	1,613
Interest income	6,701	5,585	6,495
Exchange difference	(1,985)	(704)	(643)

Income before income tax expense	78,183	71,392	59,506

Income tax expense	20,018	20,290	18,687

Net Income	58,165	51,102	40,819

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	10,668	4,495	1,111
Net income attributable to the noncontrolling interest shareholders	23,066	21,219	16,600

Net income attributable to Sohu.com Inc.	24,431	25,388	23,108

Basic net income per share attributable to Sohu.com Inc.	$0.64	$$0.67	$0.61

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,169	38,046	38,084

Diluted net income per share attributable to Sohu.com Inc.	$0.60	$$0.60	$0.53

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,429	38,393	38,485

Note:

(a)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar. 31, 2013	As of Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$798,330	$833,535
Restricted time deposits	116,448	116,140
Short term investments	73,580	54,901
Investment in debt securities	79,759	79,548
Accounts receivable, net	116,187	98,398
Prepaid and other current assets	61,828	49,256

Total current assets	1,246,132	1,231,778

Fixed assets, net	319,027	178,951
Goodwill	159,551	159,215
Intangible assets, net	70,818	70,054
Restricted time deposits	170,831	130,699
Prepaid non-current assets	167,872	291,643
Other assets	13,224	13,792

Total assets	$2,147,455	$2,076,132

LIABILITIES
Current liabilities:
Accounts payable	$63,264	$61,429
Accrued liabilities	114,946	117,029
Receipts in advance and deferred revenue	81,931	89,687
Accrued salary and benefits	58,458	61,722
Taxes payable	37,476	33,897
Deferred tax liability	13,551	11,878
Short-term bank loans	113,000	113,000
Other short-term liabilities	45,300	63,352
Contingent consideration	—	76

Total current liabilities	$527,926	$552,070

Long-term accounts payable	11,274	12,684
Long-term bank loans	157,496	126,353
Deferred tax liabilities	7,797	7,998
Contingent consideration	—	—
Total long-term liabilities	$176,567	$147,035

Total liabilities	$704,493	$699,105

MEZZANINE EQUITY	72,606	61,810

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,119,551	1,084,223
Noncontrolling Interest	250,805	230,994

Total shareholders’ equity	$1,370,356	$1,315,217

Total liabilities, mezzanine equity and shareholders’ equity	$2,147,455	$2,076,132

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Mar. 31, 2013				Three Months Ended Dec. 31, 2012				Three Months Ended Mar. 31, 2012
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		87	(a)			155	(a)			194	(a)

Brand advertising gross profit	$35,359	$87		$35,446	$46,187	$155		$46,342	$24,076	$194		$24,270

Brand advertising gross margin	44%			44%	56%			56%	39%			40%

		2	(a)			23	(a)			5	(a)

Search and others gross profit	$15,260	$2		$15,262	$17,133	$23		$17,156	$8,509	$5		$8,514

Search and others gross margin	42%			42%	44%			44%	39%			39%

		89	(a)			178	(a)			199	(a)

Online advertising gross profit	$50,619	$89		$50,708	$63,320	$178		$63,498	$32,585	$199		$32,784

Online advertising gross margin	44%			44%	52%			53%	39%			40%

		(19	) (a)			44	(a)			71	(a)

Online games gross profit (d)	$144,771	$(19)		$144,752	$136,284	$44		$136,328	$110,137	$71		$110,208

Online games gross margin	86%			86%	86%			86%	87%			87%

Wireless gross profit	$4,502	$—		$4,502	$4,274	$—		$4,274	$4,498	$—		$4,498

Wireless gross margin	33%			33%	34%			34%	34%			34%

Others gross profit (d)	$4,175	$—		$4,175	$2,071	$—		$2,071	$(138)	$—		$(138)

Others gross margin	41%			41%	26%			26%	-3%			-3%

		70	(a)			222	(a)			270	(a)

Gross profit	$204,067	$70		$204,137	$205,949	$222		$206,171	$147,082	$270		$147,352

Gross margin	66%			66%	69%			69%	65%			65%

		1,086	(a)			3,764	(a)			2,930	(a)

Operating profit	$70,936	$1,086		$72,022	$64,409	$3,764		$68,173	$52,041	$2,930		$54,971

Operating margin	23%			23%	22%			23%	23%			24%

						3,764	(a)			2,930	(a)
		1,086	(a)			2,099	(b)			1,048	(b)

Net income before Non-Controlling Interest	$58,165	$1,086		$59,251	$51,102	$5,863		$56,965	$40,819	$3,978		$44,797

						3,061	(a)			2,380	(a)
		941	(a)			2,099	(b)			1,048	(b)

Net income attributable to Sohu.com Inc for diluted net income per share (c)	$22,988	$941		$23,929	$23,064	$5,160		$28,224	$20,243	$3,428		$23,671

Diluted net income per share attributable to Sohu.com Inc.	$0.60			$0.62	$0.60			$0.73	$0.53			$0.61

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,429			38,493	38,393			38,480	38,485			38,658

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(c)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(d)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.